Exhibit 99.1

Draft Version 3.0

Flux Power Provides COVID-19 Impact on Operations

Vista, CA – April 8, 2020 — Flux Power Holdings, Inc. (“Flux Power”; OTCQB: FLUX) , a developer of advanced lithium-ion batteries for commercial and industrial equipment including electric forklifts and airport ground support equipment (“GSE”). Flux Power, is deemed an essential business providing energy to power equipment enabling delivery of food and essential goods during the COVID-19 crisis.

Highlights:

●	Flux Power Deemed an Essential Business consistent with announcements by Forklift OEMs and related supply chain, who support the logistics industry, critical to delivering food and supplies during the COVID-19 crisis.

●	Key Flux Power Customers Expanding, due to increased demands of the COVID-19 crisis and placing increased orders to Flux Power for the coming months. Flux Power’s backlog is now $6.6 million, with strong indications from specific customers for substantial orders in the coming months.

●	Flux Power is Pre-announcing Revenue for Q3’20 of Approximately $5 million, reflecting progress in converting large fleets of our customers to lithium packs and achieving performance and cost reductions over the life of the packs.

“Like most of America, we have taken the COVID-19 crisis very seriously, following CDC and government guidelines and restrictions. The safety and welfare of our employees are our first priority. As a second priority, we are operating at full production to meet demands of the material handling industry which is delivering needed food and supplies across the nation.

We are in a fortunate position of having a supply chain that remains fully operational, along with adequate inventory to fulfill near term needs during this time of crisis. We believe our Q3’20 was a successful pressure test of our “foundation” building as a fast-growing business, given continued expansion of our full product line production and distractions from COVID-19.”

Based on preliminary figures, we expect revenue of approximately $5 million for Q3’20, reflecting almost a 40% increase from Q2’20 prior quarter of $3.6 million. However, as a result of the increasing and evolving COVID-19 related risks and challenges that could negatively impact Flux Power’s business, we are unable to predict the level of impact on our business and financial results for the fourth quarter and the remainder of the calendar year. Flux Power plans to report 10-Q financial results on or before May 12, 2020.

About Flux Power Holdings, Inc. (www.fluxpower.com)

Flux Power develops advanced lithium-ion batteries for commercial and industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux Power solutions utilize its proprietary battery management system and in-house engineering and product design. Flux Power batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux Power sells primarily to lift equipment OEMs, their dealers and battery distributors. Products include advanced battery packs for motive power in the lift equipment and airport ground service markets, and other commercial and industrial applications.

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified by the use of “believes,” “expects” or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products, and the effect of COVID-19 and related impact on Flux Power’s business. . The COVID-19 related risks and challenges, including among others, the length of time that the COVID-19 pandemic continues, its effect on the demand for Flux Power’s products and services, the ability of dealers and retailers that sell Flux Power’s products to remain open, and the ability to receive components, parts, and accessories on a timely basis through our supply chain and at anticipated costs, availability of employees and their ability to work under governmental guidelines and restrictions, and the ability of the company to continue its production operations. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in the Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Follow us at:

Flux Blog:	Flux Power Currents

Twitter:	@FLUXpwr Corporate

LinkedIn:	Flux Power

Media & Investor Relations:

Justin Forbes

877-505-3589

info@fluxpower.com